UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
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SOVEREIGN BANCORP, INC.

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SOVEREIGN BANCORP, INC.

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On November 21, 2005, Sovereign Bancorp, Inc. issued the following press release.

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
SOVEREIGN FILES FORM 8-K
Corrects Relational Misinformation About Board Governance Issues
PHILADELPHIA, November 21, 2005 — Sovereign Bancorp, Inc., (NYSE: SOV) announced today that it has filed a Form 8-K with the Securities and Exchange Commission on a voluntary basis to correct what Sovereign believes are misleading impressions created by Relational Investors LLC. The filing primarily addresses transactions between Sovereign’s banking subsidiary and Sovereign directors Daniel Rothermel and Cameron Troilo, Sr.
In a statement, the Company said, “We are making this filing to address directly Relational’s allegations, which we believe distort facts in an effort to discredit Sovereign, its management and its Board. Transactions with our non-management directors including Messrs. Rothermel and Troilo and their affiliates are proper, present no conflict of interest and comply with all regulatory requirements.
“We believe Relational’s attacks are meant only to distract attention from the merits of our transactions with Independence Community Bank Corp. and Banco Santander Central Hispano, S.A. With both of these transactions, we are building a better bank. We are convinced that these transactions make great strategic sense, significantly enhance Sovereign’s franchise value, are accretive to our short-term and long-term earnings and will help us in continuing to deliver long-term, above-average returns to our shareholders. Over the past 10 years, Sovereign stock is up about 226%.”
The facts presented in the 8-K include:
•	Sovereign’s lending practices to directors and their affiliates comply with Federal regulations, including Federal Reserve Regulation O, which governs loans to an insider.

•	Sovereign, like substantially all financial institutions, encourages its non-management directors to maintain their personal and commercial banking business with its bank subsidiary, rather than with a competitor.

•	Sovereign paid approximately $3,000, $5,000 and $5,400 in 2002, 2003 and 2004, respectively, to a lawn service company owned by Mr. Rothermel for outside grounds maintenance services provided at approximately 20 bank properties. These services, which were priced at market and contained no preferential terms, are expected to approximate $4,000 in 2005.

•	At December 31, 2004 and September 30, 2005, the bank had aggregate outstanding loans of $17 million and $11 million, respectively, to Mr. Troilo. Since December 31, 2002, the aggregate outstanding loan balance from Sovereign Bank to Mr. Troilo has remained nearly constant. All of the bank’s loans to Mr. Troilo comply with Regulation O, are priced at market, are collateralized in accordance with the bank’s ordinary practices, do not contain any preferential terms and have never been classified as non-accrual, past due, restructured or potential problem loans.

•	At December 31, 2004, Mr. Troilo or his affiliates owned 23 commercial properties and leased approximately 375,000 square feet of space to approximately 90 tenants, including two banks other than Sovereign. In 2004, the bank, as tenant, paid approximately $502,000 net rent with respect to two properties owned by Mr. Troilo. The terms of the bank’s leases with Mr. Troilo were on market terms.

•	From 1996 to 1999, the total square feet of space the bank leased from Mr. Troilo increased from 4,478 square feet to 24,572 square feet. A substantial component of this increase relates to the bank’s lease of space in the former corporate offices of Trenton Savings Bank after its acquisition by Sovereign. In 1999, Sovereign sold the former corporate offices to Mr. Troilo. After a competitive bid process, Trammell Crow, a nationally recognized real estate management firm, determined Mr. Troilo’s bid was the best bid based on all relevant terms and conditions, including the fact that Mr. Troilo’s bid, unlike all the competing bids, contained no financing, inspection or due diligence contingencies. Mr. Troilo’s bid also provided for an earlier closing date for completion of the purchase of the property, which resulted in savings to Sovereign of operating expenses and use of funds. Since January 31, 2002, net rent payable to Mr. Troilo has not increased substantially.

•	Total loans outstanding to Sovereign Bancorp and Sovereign Bank directors and their affiliates increased from $19.1 million at December 31, 2002 to $48.5 million at September 30, 2005, while loans outstanding to Sovereign Bancorp directors decreased from $15.6 million to $12.5 million over the same period. The increase in loans to Sovereign Bank and Sovereign Bancorp directors and their affiliates reported in Sovereign’s Thrift Financial Reports are largely due to the addition of a director to the board of the bank in the third quarter of 2004, who, together with his affiliates, had approximately $67.3 million of credit facilities, including loans outstanding, unused lines of credit and letters of credit, from the bank at September 30, 2004.

•	Based on data compiled by an independent industry source, as of June 30, 2005, 110 out of 122 of the largest financial services companies with U.S. banking operations, based upon market capitalization, had outstanding extensions of credit to insiders. At June 30, 2005, the aggregate dollar amount of the bank’s loans to insiders represented 0.2% of the bank’s total loans and 1.4% of the bank’s total equity, which ranked 60th and 65th among the 122 largest financial services companies with U.S. operations, respectively.

•	The 8-K also reconciles the $90.6 million of loans to insiders reported in Sovereign’s September 30, 2005 Thrift Financial Report and aggregate insider loans of $51.1 million reported in Sovereign’s 10-Q filed with the Securities and Exchange Commission on the same date. The entire $39.5 million difference is related to unused lines of credit and letters of credit, which are not required to be disclosed in SEC reports.
Andrew “Skip” Hove, former vice chairman and then acting chairman of the Federal Deposit Insurance Corporation, chairman of Sovereign Bancorp’s Ethics and Corporate Governance Committee, stated the following, “I served on the FDIC’s board for 11 years. Sovereign shareholders should know that bank regulators look very seriously at insider loans and relationships with affiliates. Sovereign’s standards are very high and no preferential loans or relationships exist with any independent director.”
The 8-K filing is available at www.sovereignbank.com under investor relations/financials/SEC filings.
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322- 2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.